Exhibit 99

Dillard’s, Inc. Announces Share Repurchase Program and Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 17, 2010--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) today announced that the board of directors has authorized the Company to repurchase up to $250 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market or through privately negotiated transactions.

During the second quarter of 2010, Dillard’s completed all share repurchase activity authorized under its previous $200 million plan, which was approved by the board of directors in November of 2007.

Additionally, the board of directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable November 1, 2010 to shareholders of record as of September 30, 2010.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965